Exhibit 99.1

REDWOOD TRUST REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE:RWT; "Redwood" or the "Company"), a leader in expanding access to housing for homebuyers and renters, today reported its financial results for the quarter ended June 30, 2023.
Key Q2 2023 Financial Results and Metrics
•GAAP book value per common share was $9.26 at June 30, 2023, a 1.5% decrease from $9.40 per share at March 31, 2023
◦Economic return on book value of 0.2%(1)
•GAAP net income available to common stockholders of $1 million or $0.00 per diluted common share
•Non-GAAP Earnings Available for Distribution ("EAD") of $16 million or $0.14 per basic common share(2)
•Recourse leverage ratio of 2.2x at June 30, 2023(3)
•Declared and paid a regular quarterly dividend of $0.16 per common share
Operational Business Highlights
Residential Mortgage Banking
•Established new forward flow relationships with depository institutions; Redwood's loan seller network represents approximately 45% of jumbo origination market share(4)
•Locked $567 million(5) and purchased $184 million of jumbo loans
◦Purchase activity included three bulk pools from depositories; most of the underlying loans were seasoned and acquired at attractive discounts
•Increased capital allocated to Residential Mortgage Banking from $15 million at March 31, 2023, to $80 million at June 30, 2023

Business Purpose Mortgage Banking
•Established joint venture ("JV") with Oaktree Capital Management, L.P. ("Oaktree") to invest in CoreVest-originated bridge loans, creating recurring fee-based revenue
◦JV expected to have total purchasing power of up to $1 billion inclusive of secured financing
•Funded $406 million of business purpose loans; 68% Bridge and 32% Term
•Sold $200 million of business purpose loans to third parties

Investment Portfolio
•Deployed approximately $50 million of capital into internally sourced investments, while generating incremental capital from sales of non-strategic third-party assets
•Underlying credit remained stable in the aggregate, and within our modeled expectations
◦RPL and jumbo securities saw continued declines in 90 day+ delinquencies
◦90 day+ delinquency rates across our combined CAFL securities and bridge loan portfolios of 4.2%, compared to 2.0% in the prior quarter (6)
•Secured recourse leverage ratio of 1.0x at June 30, 2023(7)
Financing Highlights
•Unrestricted cash and cash equivalents of $357 million (representing 114% of outstanding marginable debt)(8) and unencumbered assets of $206 million at June 30, 2023
•Successfully renewed maturing loan warehouse financing facilities with key counterparties and extinguished under-utilized facilities
•$2.6 billion of excess financing capacity across warehouse facilities at June 30, 2023
Capital Markets Highlights
•Repurchased $31 million of Redwood's convertible debt due August 2023, reducing the outstanding balance to approximately $113 million, which will be fully repaid at maturity in August utilizing existing cash on hand
RWT Horizons Highlights
•Completed two investments in the second quarter, including one follow-on investment in an existing RWT Horizons portfolio company
•Since inception, RWT Horizons has completed 33 technology venture investments in 27 companies, with over $27 million of investment commitments
Q3 2023 Highlights to Date
•DBRS Morningstar confirmed CoreVest's special servicer ranking, acknowledging CoreVest's successful performance in loan management
•Continued to add new forward flow jumbo loan relationships which we expect to positively contribute to volumes in the third quarter of 2023 and beyond(9)

“The second quarter saw Redwood secure some notable partnership and relationship wins that we believe will support the growth, scale, distribution and earnings power of our operating platforms going forward,” said Christopher Abate, Chief Executive Officer of Redwood. “Our conservative positioning in recent quarters has allowed us to take advantage of significant opportunities we are now beginning to see as the regulatory environment changes for banks. With the Fed potentially nearing the end of its historic rate-hike cycle, we expect Redwood's strategic relevance to a transforming housing finance sector to rise significantly."

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1.Economic return on book value is based on the period change in GAAP book value per common share plus dividends declared per common share in the period.
2.Earnings available for distribution is a non-GAAP measure. See Non-GAAP Disclosures section that follows for additional information on this measure.
3.Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. Recourse debt excludes $9.1 billion of consolidated securitization debt (ABS issued and servicer advance financing) and other debt that is non-recourse to Redwood, and tangible stockholders' equity excludes $58 million of goodwill and intangible assets.
4. Estimated seller network market share is based on aggregate jumbo loan origination volume from January 2021 through March 2023 by current and potential Redwood loan sellers, divided by industry-wide jumbo loan origination volume for the same period. Source: Company data; Inside Mortgage Finance.
5.Lock volume does not account for potential fallout from pipeline that typically occurs through the lending process.
6.Calculated as business purpose lending ("BPL") loans in our consolidated CAFL securitizations, bridge loans held for investment, and bridge and term loans held-for-sale with a delinquent payment greater than 90 days divided by the total notional balance of consolidated CAFL securitizations, bridge loans held for investment, and bridge and term loans held for sale.
7.Secured recourse leverage ratio for our Investment Portfolio is defined as secured recourse debt financing our investment portfolio assets divided by capital allocated to our investment portfolio.
8.Non-marginable debt and marginable debt refers to whether such debt is subject to margin calls based solely on the lender’s determination, in its discretion, of the market value of underlying collateral that is non-delinquent. Non-marginable debt may be subject to a margin call due to delinquency or another credit event related to the mortgage or security being financed, a decline in the value of the underlying asset securing the collateral, an extended dwell time (i.e., period of time financed using a particular financing facility) for certain types of loans, or a change in the interest rate of a specified reference security relative to a base interest rate amount, among other reasons.
9.Based on management's estimates and actual results may vary materially.

Second Quarter 2023 Redwood Review and Supplemental Tables Available Online
A further discussion of Redwood's business and financial results is included in the second quarter 2023 Shareholder Letter and Redwood Review which are available under "Financial Info" within the Investor Relations section of the Company’s website at redwoodtrust.com/investor-relations. Additional supplemental financial tables can also be found within this section of the Company's website.
Conference Call and Webcast
Redwood will host an earnings call today, July 27, 2023, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its second quarter 2023 financial results. The number to dial in order to listen to the conference call is 1-877-423-9813 in the U.S. and Canada. International callers must dial 1-201-689-8573. A replay of the call will be available through midnight on Thursday, August 10, 2023, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #13739318.
The conference call will be webcast live in listen-only mode through the News & Events section of Redwood’s Investor Relations website at https://www.redwoodtrust.com/investor-relations/news-events/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Wednesday August 9, 2023, and also make it available on Redwood’s website.
About Redwood
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly traded shares. Our aggregation, origination and investment activities have evolved to incorporate a diverse mix of residential, business purpose and multifamily assets. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. We operate our business in three segments: Residential Mortgage Banking, Business Purpose Mortgage Banking and Investment Portfolio. Additionally, through RWT Horizons, our venture investing initiative, we invest in early-stage companies strategically aligned with our business across the lending, real estate, and financial technology sectors to drive innovations across our residential and business-purpose lending platforms. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and established a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

Cautionary Statement; Forward-Looking Statements:

This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the amount of residential mortgage loans that we identified for purchase during the second quarter of 2023, expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase, residential mortgage loans subject to forward sale commitments, the expected purchasing power of our JV with Oaktree, the expected repayment at maturity of our convertible debt due August 2023, and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, opportunities, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2022 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

($ in millions, except per share data)	Three Months Ended
	6/30/2023	3/31/2023
Financial Performance
Net income per diluted common share	$0.00	$0.02
Net income per basic common share	$0.00	$0.02
EAD per basic common share (non-GAAP)	$0.14	$0.11

Return on Common Equity ("ROE") (annualized)	0.4%	1.2%
EAD Return on Common Equity ("EAD ROE") (annualized, non-GAAP)	6.2%	5.1%

Book Value per Common Share	$9.26	$9.40
Dividend per Common Share	$0.16	$0.23
Economic Return on Book Value (1)	0.2%	0.8%

Recourse Leverage Ratio (2)	2.2x	2.3x
Operating Metrics
Business Purpose Loans
Term fundings	$129	$174
Bridge fundings	278	264
Term sold	180	218
Bridge sold	19	13
Residential Jumbo Loans
Locks	$567	$117
Purchases	184	52
Securitized	—	657
Sold	9	29

(1)    Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.
(2)    Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. At June 30, 2023, and March 31, 2023, recourse debt excluded $9.1 billion and $9.4 billion, respectively, of consolidated securitization debt (ABS issued and servicer advance financing) and other debt that is non-recourse to Redwood, and tangible stockholders' equity excluded $58 million and $61 million, respectively, of goodwill and intangible assets.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22

Interest income	$179	$179	$173	$178	$167
Interest expense	(153)	(152)	(146)	(143)	(127)
Net interest income	26	26	27	35	40
Non-interest income (loss)
Residential mortgage banking activities, net	7	3	(14)	2	(18)
Business purpose mortgage banking activities, net	9	13	(3)	14	(12)
Investment fair value changes, net	(5)	—	(24)	(58)	(88)
Other income, net	4	5	4	4	7
Realized gains, net	1	—	3	—	—
Total non-interest income (loss), net	17	21	(33)	(37)	(111)
General and administrative expenses	(31)	(36)	(39)	(38)	(30)
Portfolio management costs	(3)	(4)	(3)	(2)	(2)
Loan acquisition costs	(1)	(1)	(1)	(2)	(3)
Other expenses	(5)	(4)	(4)	(4)	(3)
(Provision for) benefit from income taxes	—	1	9	(1)	9
Net income (loss)	$3	$5	$(44)	$(50)	$(100)
Dividends on preferred stock	(2)	(1)	—	—	—
Net income (loss) available (related) to common stockholders	$1	$3	$(44)	$(50)	$(100)

Weighted average basic common shares (thousands)	114,051	113,679	113,363	116,088	119,660
Weighted average diluted common shares (thousands) (2)	114,445	114,135	113,363	116,088	119,660
Earnings (loss) per basic common share	$—	$0.02	$(0.40)	$(0.44)	$(0.85)
Earnings (loss) per diluted common share	$—	$0.02	$(0.40)	$(0.44)	$(0.85)
Regular dividends declared per common share	$0.16	$0.23	$0.23	$0.23	$0.23

(1)Certain totals may not foot due to rounding.
(2)Actual shares outstanding (in thousands) at June 30, 2023, March 31, 2023, December 31, 2022, September 30, 2022, and June 30, 2022, were 114,178, 113,864, 113,485, 113,343, and 116,753, respectively.

Analysis of Income Statement - Changes from First Quarter 2023 to Second Quarter 2023
•Net interest income remained stable from the first quarter of 2023 as higher net interest income from mortgage banking and corporate cash were offset by a full quarter of MSR financing and increased borrowing costs on a portion of our fixed-rate assets.
•Income from Residential Mortgage Banking activities increased from the first quarter as volume grew significantly from $69 million to $437 million of loan purchase commitments. We expect continued momentum in volume in the third quarter 2023 and beyond. While margins during the second quarter exceeded 150 basis points, we expect go-forward margins to normalize within our historical range of 75-100 basis points.
•Income from Business Purpose Mortgage Banking activities decreased as spreads remained relatively stable during the second quarter, compared to the first quarter where spread tightening benefited existing inventory. Additionally, the drop in funded term loan volume in the second quarter contributed to the revenue decline, partially offset by higher bridge loan volume.
•Net negative fair value changes on our Investment Portfolio in the second quarter reflected increased impairments on our bridge portfolio and credit spread widening on a portion of our assets, including re-performing loan (“RPL”) securities. The negative fair value changes were partially offset by fair value increases for HEI assets, as well as servicing assets and IO securities, which benefited from rising interest rates.
•Other Income declined from the first quarter largely due to lower fees collected on our BPL bridge loan portfolio in the second quarter.
•We sold $133 million of securities in the second quarter, including $41 million of available-for-sale securities, for which we recognized $1 million of net realized gains during the quarter. The remaining $92 million of fair value securities were sold for a $5 million gain that was recognized through investment fair value changes in the second quarter.
•General and administrative (G&A) expenses decreased from the first quarter as we continued our firm-wide initiatives to rationalize headcount and reduce non-compensation costs. Similar to the first quarter, second quarter G&A expenses included approximately $1 million of severance and related transition expenses.
•Portfolio management costs decreased from the first quarter, largely due to a decline in periodic costs related to the BPL bridge loan portfolio.
•Loan acquisition costs increased slightly from the first quarter due to a shift in the product mix of our BPL originations during the quarter.
•Other expenses were primarily comprised of acquisition-related intangible amortization expenses.
•Our provision for income taxes in the second quarter reflected a net gain at our taxable REIT subsidiary, driven primarily by mortgage banking income and servicing investments.

REDWOOD TRUST, INC.
Consolidated Income Statements (1)	Six Months ended June 30,
($ in millions, except share and per share data)	2023	2022

Interest income	$357	$357
Interest expense	(305)	(263)
Net interest income	53	94
Non-interest income (loss)
Residential mortgage banking activities, net	10	(10)
Business purpose mortgage banking activities, net	23	(4)
Investment fair value changes, net	(5)	(94)
Other income	9	13
Realized gains, net	1	3
Total non-interest income (loss), net	38	(92)
General and administrative expenses	(66)	(63)
Portfolio management costs	(7)	(3)
Loan acquisition costs	(3)	(8)
Other expenses	(9)	(8)
Benefit from income taxes	1	12
Net income (loss)	$7	$(69)
Dividends on preferred stock	(3)	—
Net income (loss) available (related) to common stockholders	$4	$(69)

Weighted average basic common shares (thousands)	113,830	119,772
Weighted average diluted common shares (thousands)	114,255	119,772
Earnings (loss) per basic common share	$0.02	$(0.60)
Earnings (loss) per diluted common share	$0.02	$(0.60)
Regular dividends declared per common share	$0.39	$0.46

(1)Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22

Residential loans	$5,456	$5,493	$5,613	$5,753	$6,579
Business purpose loans	5,227	5,365	5,333	5,257	5,203
Consolidated Agency multifamily loans	420	427	425	427	443
Real estate securities	167	243	240	259	284
Home equity investments (HEI)	427	417	403	340	276
Other investments	356	382	391	413	403
Cash and cash equivalents	357	404	259	297	371
Other assets	387	391	367	399	316
Total assets	$12,797	$13,121	$13,031	$13,146	$13,876

Short-term debt, net	$1,457	$1,616	$2,030	$2,110	$1,870
Other liabilities	230	187	197	208	197
Asset-backed securities issued, net	8,183	8,447	7,987	8,139	8,584
Long-term debt, net	1,802	1,733	1,733	1,534	1,966
Total liabilities	11,673	11,984	11,947	11,992	12,617

Stockholders' equity	1,124	1,138	1,084	1,154	1,258

Total liabilities and equity	$12,797	$13,121	$13,031	$13,146	$13,876

Common shares outstanding at period end (thousands)	114,178	113,864	113,485	113,343	116,753
GAAP book value per common share	$9.26	$9.40	$9.55	$10.18	$10.78

(1)Certain totals may not foot due to rounding.

Non-GAAP Disclosures

Reconciliation of GAAP Net Income Available to Common Stockholders to non-GAAP Earnings Available for Distribution(1)(2)	Three Months Ended
($ in millions, except share and per share data)	6/30/23	3/31/23

GAAP Net income available to common stockholders	$1	$3

Adjustments:
Investment fair value changes, net(3)	5	—
Change in economic basis of investments(4)	8	7
Realized (gains)/losses, net(5)	(1)	—
Acquisition related expenses(6)	3	3
Organizational restructuring charges(7)	1	1
Tax effect of adjustments(8)	—	(1)

Earnings Available for Distribution (non-GAAP)	$16	$14

Earnings per basic common share	$—	$0.02
EAD per basic common share (non-GAAP)	$0.14	$0.11

GAAP Return on Common Equity (annualized)	0.4%	1.2%
EAD Return on Common Equity (non-GAAP, annualized)(9)	6.2%	5.1%

1.Certain totals may not foot due to rounding.
2.EAD and EAD ROE are non-GAAP measures derived from GAAP Net income (loss) available (related) to common stockholders and GAAP ROE, respectively. EAD is defined as: GAAP net income (loss) available (related) to common stockholders adjusted to (i) exclude investment fair value changes, net; (ii) adjust for change in economic basis of investments; (iii) exclude realized gains and losses; (iv) exclude acquisition related expenses; (v) exclude organizational restructuring charges; and (vi) adjust for the hypothetical income taxes associated with these adjustments. EAD ROE is defined as EAD divided by average common equity. We believe EAD and EAD ROE provide supplemental information to assist management and investors in analyzing the Company’s results of operations and help facilitate comparisons to industry peers. Management also believes that EAD and EAD ROE are metrics that can supplement its analysis of the Company’s ability to pay dividends, by providing an indication of the current income generating capacity of the Company's business operations as of the quarter being presented – and when used for this type of analysis, management focuses on EAD for its most recently completed quarter and does not generally analyze quarterly EAD results against the prior-year quarter or EAD results accumulated across quarters. More generally, EAD and EAD ROE should not be utilized in isolation, nor should they be considered as an alternative to GAAP net income (loss) available (related) to common stockholders, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes.
3.Investment fair value changes, net includes all amounts within that same line item on our consolidated statements of income, which primarily represents both realized and unrealized gains and losses on our investments and associated hedges.
4.Change in economic basis of investments is an adjustment representing the difference between GAAP interest income for those investments and their estimated economic income. The economic income for our investments is calculated using their estimated economic yield, which is imputed using an investment's carrying value (generally its market value as we carry nearly all of our investments at fair value) and its forecasted future cash flows at the beginning of the quarter being presented.
5.Realized (gains)/losses, net includes all amounts within that line item on our consolidated statements of income.

6.Acquisition related expenses include ongoing amortization of intangible assets related to the Riverbend, CoreVest and 5Arches acquisitions and any changes in the contingent consideration liability related to the potential earnout consideration for the acquisition of Riverbend.
7.In response to business and market developments in 2022, Redwood reduced its workforce – with effective dates for employee departures spanning the third quarter of 2022 through the second quarter of 2023. Organizational restructuring charges represent employee severance and related transition expenses associated with this reduction in force.
8.Tax effect of adjustments represents the hypothetical income taxes associated with all adjustments used to calculate EAD.
9.EAD ROE is calculated by dividing EAD by average common equity for each respective period.

CONTACTS
Investor Relations
Kaitlyn Mauritz
SVP, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com